Exhibit 34-A

KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212
Report of Independent Registered Public Accounting Firm
The Board of Directors
DaimlerChrysler Financial Services Americas LLC:
We have examined DaimlerChrysler Financial Services Americas LLC’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities involving consumer auto loans, issued after January 1, 2006 (the Platform), except for the following criteria: 1122(d)(l)(iii), 1122(d)(l)(iv), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform as of and for the twelve months ended December 31, 2006. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed the following instances of material noncompliance with respect to criterion 1122(d)(2)(vii) applicable to the Company during the twelve months ended December 31, 2006. Bank reconciliations for certain lockbox accounts were not reconciled within 30 days of the cutoff date of the related bank statement. Certain bank reconciliations for lockbox accounts contained reconciling items which were not resolved within 90 days of the date of identification.

As described in the accompanying management’s assertion of compliance, for servicing criteria 1122 (d)(2)(vii), 1122(d)(4)(i) and 1122(d)(4)(ii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101 (j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.
In our opinion, except for the instances of material noncompliance described above, the Company complied, in all material respects, with the aforementioned applicable servicing criteria as of and for the twelve months ended December 31, 2006.
/s/ KPMG LLP
Chicago, IL
March 28, 2007